                                                                     EXHIBIT 2.2

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

      This First Amendment to Asset Purchase Agreement (this "AMENDMENT") is made and entered into as of June 10, 2004 (the "AMENDMENT DATE") between NaviSite, Inc., a Delaware corporation ("PARENT"), Lexington Acquisition Corp., a Delaware corporation ("Buyer", and together with Parent, "NAVISITE"), and Surebridge, Inc., a Delaware corporation (Surebridge, and together with its Subsidiaries (as defined in Section 2.3 of the Purchase Agreement (defined below), the "COMPANY").

      WHEREAS, Parent, Buyer and Surebridge are parties to that certain Asset Purchase Agreement dated as of May 6, 2004 (the "PURCHASE AGREEMENT");

      WHEREAS, Section 10.6 of the Purchase Agreement provides that the Purchase Agreement may be amended by NaviSite and the Company; and

      WHEREAS, the parties wish to amend the Purchase Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.    AMENDMENT OF THE PURCHASE AGREEMENT.

      1. Exhibit B-1 (Primary Note) and Exhibit B-2 (Escrow Note) of the Purchase Agreement shall be replaced with Exhibit B-1 and Exhibit B-2 attached hereto.

      2. The phrase "180 days" in the proviso of the first sentence of Section 5.11(b) is hereby amended to read "270 days."

      3. ARTICLE IX of the Purchase Agreement is hereby amended to add new
Section 9.2A to read as follows:

      "SECTION 9.2A SPECIAL INDEMNITY. With respect to the customer contracts of the Company set forth on Exhibit A-1 to this Amendment, (collectively, the "PRIMARY CUSTOMER CONTRACTS"), if (i) the Company fails to obtain a Necessary Consent or, if applicable, a waiver of a customer's right to terminate a Primary Customer Contract as a result of the consummation of the transactions contemplated by this Agreement (a "TERMINATION RIGHT"), and (ii) a Primary Customer Contract is terminated by the applicable customer based on either the Company's failure to obtain the Necessary Consent or, if applicable, the customer's exercise of its Termination Right for any reason, but, in either case prior to the Applicable Measurement Date (as herein defined), then, notwithstanding anything to the contrary contained in this Article IX, NaviSite shall be indemnified by the Company for the applicable Lost Revenue (as herein defined). The foregoing indemnification obligation of the Company shall not be subject to, and Lost Revenue shall not count towards nor be subject to, (a) the Threshold set forth in Section 9.2(a) hereof (i.e. NaviSite shall be entitled to recover all Lost Revenue referred to in this
      Section 9.2A including, but not limited to, Lost Revenue totaling an amount less than $250,000), and (b) the Indemnification Cap set in forth in Section 9.2(b) hereof. The indemnification obligation of the Company under this Section 9.2A shall otherwise be subject to the provisions of this Article IX including, but not limited to, Section 9.3 (Procedure for Indemnification of NaviSite), provided that any reference to "Losses" in
      Section 9.3 shall be read to pertain to "Lost Revenue" in connection with any indemnification claim brought pursuant to this Section 9.2A. The indemnification obligations set forth in this Section 9.2A shall be the sole and exclusive remedy for NaviSite in connection with any claim for Losses related to any termination of the Primary Customer Contracts.

      For purposes of this Section 9.2A, the following definitions shall apply:
      "APPLICABLE MEASUREMENT DATE" shall mean, with respect to a particular Primary Customer Contract, the earlier of (i) the date identified on Exhibit A-1 or (ii) the date on which NaviSite enters into a new agreement with the respective customer, including any material amendment or extension regarding the financial terms or the term of the current Primary Customer Contract. "LOST REVENUE" shall mean, with respect to a particular Primary Customer Contract, an amount equal to fifty percent (50%), or seventy-five percent (75%) with respect to a Primary Customer Contract identified with an asterisk on Exhibit A-1 hereto, of the remaining gross revenues that such customer would have been obligated to pay under such Primary Customer Contract (as set forth on Exhibit A-1) for the duration of the remaining term of such Primary Customer Contract (as set forth on Exhibit A-1) had the Primary Customer Contract not been terminated (the "BASE AMOUNT"); provided that the aggregate amount of any other revenue that such customer becomes contractually obligated to pay to NaviSite as a result of an amendment, extension or new contract entered into between the customer and NaviSite shall be deducted from such Base Amount.

      4. ARTICLE IX of the Purchase Agreement is hereby amended to add new
Section 9.5A to read as follows:

      "SECTION 9.5A PAYMENTS OF SPECIAL INDEMNITY. With respect to any claim for indemnification of Lost Revenue brought pursuant to Section 9.2A, NaviSite shall, in the first instance, seek recovery of all such amounts as a Loss Adjustment against the Escrow Note (the "INITIAL LOSS AMOUNT"); provided, that if the aggregate amount of all Losses and Lost Revenue arising out of claims for indemnification under Article IX brought or initiated prior to the Cut-Off Date for which NaviSite is entitled to indemnification (the "FIRST YEAR CLAIMS") exceeds the Escrow Account, the Company shall be liable to NaviSite for the amount by which the aggregate amount of the First Year Claims, due to the payment from the Escrow Account of the Initial Loss Amount, exceeds the Escrow Account, and such excess amount shall be satisfied by a setoff against the Primary Note; provided that the Company's liability for Lost Revenue on a particular Primary Customer Contract shall not exceed the amounts identified on Exhibit A-1.

      5. Section 10.2 of the Purchase Agreement is hereby deleted in its entirety and replaced in its entirety with the following:

      "SECTION 10.2 FEES AND EXPENSES. Except as provided otherwise herein, each of NaviSite, on the one hand, and the Company, prior to Closing, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. Following the Closing, NaviSite shall pay any actual fees or expenses owed by the Company to counsel for the Company that were not paid prior to Closing, including such fees and expenses owed to counsel for the Company related solely to the transaction contemplated hereby (the "COMPANY COUNSEL FEE"). In addition, NaviSite shall pay the actual fees and expenses of one counsel to the preferred stockholders of the Company with respect to the transactions contemplated hereby (the "STOCKHOLDER COUNSEL FEE"). To the extent the Company Counsel Fee exceeds $300,000 (such excess amount, the "EXCESS COMPANY FEE") and/or the Stockholder Counsel Fee exceeds $100,000 (such excess amount, the "EXCESS STOCKHOLDER FEE"), NaviSite shall pay the Excess Company Fee and the Excess Stockholder Fee, and, as a result of such payment, notwithstanding anything to the contrary contained in this Agreement, in connection with determining the working capital adjustment pursuant to Section 1.6 hereof, the Excess Company Fee and the Excess Stockholder Fee shall be included in the current liabilities of the Company for purposes of calculating the Net Working Capital of the Company in accordance with Section 1.6 hereof."

      II.   MISCELLANEOUS.

      1. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. All notices and communications hereunder shall be given in the manner and to the addresses set forth in the Purchase Agreement.

      2. This Amendment amends, modifies and supersedes to the extent of any inconsistencies, the provisions of the Purchase Agreement. Except as expressly amended by this Amendment, the Purchase Agreement remains in full force and effect. All references to the Purchase Agreement in documents delivered in connection with the Purchase Agreement will be deemed to refer to the Purchase Agreement, as amended by this Amendment.

      3. Each of NaviSite and the Company hereby acknowledges and agrees that, upon entering into this Amendment, all closing conditions set forth in Article VII of the Purchase Agreement will be deemed satisfied in full or waived.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        COMPANY:

                                        SUREBRIDGE, INC.




                                        By: /s/ Joseph Nicholson
                                            ------------------------------------
                                            Name:  Joseph Nicholson
                                            Title: President and COO


                                        BUYER:

                                        LEXINGTON ACQUISITION CORP.




                                        By: /s/ Arthur P. Becker
                                            ------------------------------------
                                            Name:  Arthur P. Becker
                                            Title: President


                                        PARENT:

                                        NAVISITE, INC.




                                        By: /s/ Arthur P. Becker
                                            ------------------------------------
                                            Name:  Arthur P. Becker
                                            Title: President and CEO